TAX MATTERS AGREEMENT

This Agreement is made this day of October, 2003, by and between Employers Reinsurance Corporation, a Missouri corporation ("Seller"), Scottish Holdings, Inc., a Delaware corporation ("Acquiror"), and Scottish Re Group Limited (f/k/a Scottish Annuity & Life Holdings, Ltd.), a holding company organized under the laws of the Cayman Islands ("Parent").

                             PRELIMINARY STATEMENTS

A. Seller owns all of the issued and outstanding Capital Stock of ERC Life Reinsurance Corporation, a Missouri-domiciled insurance company ("Company").

B. Pursuant to the Stock Purchase Agreement dated as of October __, 2003, by and among Seller, Acquiror, and Parent (the "Purchase Agreement"), and subject to the terms and conditions set forth therein, Seller wishes to sell to Acquiror, and Acquiror wishes to purchase, 95% of the outstanding shares of the Capital Stock of the Company ( the "Transferred Shares").

C. Pursuant to the Purchase Agreement, Acquiror has agreed, on the terms and subject to the conditions set forth therein, to purchase (the "Purchase") the Transferred Shares from Seller on the Closing Date.

D. The parties to this Agreement desire to make certain representations, warranties, and covenants with respect to Tax matters and to allocate the liability for certain Taxes that may be owed to or asserted by any Governmental Authority.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions contained in this Agreement, the parties to this Agreement agree as follows:

     Section 1. Definitions.

          (a) Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the Purchase Agreement.

          (b) For purposes of this Agreement:

          "Acquiror's Post-2003 Taxes" has the meaning set forth in Section
4(c).

          "Acquiror's 2003 Taxes" has the meaning set forth in Section 4(a).

          "Affiliated Group" means an affiliated group, as that term is defined by Section 1504(a) of the Code.

          "Closing Agreement" means a written and legally binding agreement with a Governmental Authority relating to Taxes.

          "Closing Tax Liabilities" shall mean the gross amount of any Taxes that are specifically accrued or reflected as a liability on the Final Balance Sheet, or otherwise specifically taken into account in determining any amount shown on the Final Balance Sheet.

          "Controlling Party" has the meaning set forth in Section 8(f).

          "Final Determination" means with respect to any Tax issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision,


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judgment, decree or other order has become final and not subject to further appeal, (b) a Closing Agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (with the Internal Revenue Service or a similar Governmental Authority) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings by a Governmental Authority if a judicial contest is not or is no longer available.

          "GE" shall mean the General Electric Company.

          "Independent Reviewer" shall mean an accounting firm or law firm mutually selected by Seller and Acquiror or, if Seller and Acquiror cannot agree, then Seller and Acquiror shall each designate separately a firm and those two firms shall select a third firm to be the Independent Reviewer.

          "Non-Controlling Party" has the meaning set forth in Section
8(f)(i)(A).

          "Post-2003 Tax Return Statement" has the meaning set forth in Section 4(d).

          "Post-2003 Tax Return" has the meaning set forth in Section 4(c).

          "Post-2003 Straddle Period" has the meaning set forth in Section 4(c).

          "Pre-2004 Tax Period" has the meaning set forth in Section 4(a).

          "Pre-2004 Tax Return" has the meaning set forth in Section 4(a).


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

          "Seller's Consolidated Group" means GE and each corporation that is a member of the Affiliated Group of which GE is the common parent corporation, which members of such Affiliated Group file a consolidated Tax Return with GE.

          "Seller's Post-2003 Taxes" has the meaning set forth in Section 4(c).

          "Seller's Pre-2004 Taxes" has the meaning set forth in Section 4(a).

          "Straddle Period" means any Tax period that begins on or prior to the Closing Date and ends after the Closing Date.

          "Tax Claim" has the meaning set forth in Section 2.

          "Tax Detriment" means (i) an increase in Liability for Taxes or (ii) a reduction of (A) a refund for Taxes or (B) any other favorable Tax attribute.

          "Tax Indemnifying Party" means a party that pursuant to this Agreement is required to pay or indemnify another Person against Losses relating to Taxes.

          "Tax Indemnitee" means a party that pursuant to this Agreement is entitled to indemnification against Losses relating to Taxes.

          "Tax Return" means any return, report, claim, certificate, form, statement, disclosure, declaration, election, information return, estimate or other document (including any related or supporting information attached and any amended materials provided with respect to any of the foregoing) supplied to, or filed with, a Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations


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

or administrative requirements relating to any Tax, including where permitted or required any Tax return filed on a consolidated, combined, unitary or other similar basis.

          "Tax Ruling" means a written ruling of a Governmental Authority relating to Taxes.

          "Tax Sharing Agreement" means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist between the Company and any Person (other than any indemnity provided pursuant to this Agreement).

          "Transfer Taxes" has the meaning set forth in Section 15.

          "2003 Straddle Period" has the meaning set forth in Section 4(a).

          "2003 Tax Return Statement" has the meaning set forth in Section 4(b).

          (c) Unless the context otherwise requires, references in this Agreement to any Person include the successors and assigns of such Person.

          Section 2. Representations of Seller. Seller represents and warrants to Acquiror that, except with respect to GE consolidated Tax Returns (other than the portion of such Tax Returns relating to the Company) and subject to the exceptions stated in the Schedules attached to this Agreement, and further subject to other exceptions that are not individually or in the aggregate material:


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

          (a) (i) the Company has in the manner prescribed by Law prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Governmental Authorities all Tax Returns required to be filed by the Company taking into account any valid extension of time to file granted to or obtained on behalf of the Company, and (ii) the Company's Tax Returns, in all respects, are true and complete and have accurately disclosed all liability for Taxes of the Company required to be shown thereon for the periods covered thereby;

          (b) (i) the Company has in the manner prescribed by Law timely paid (or there has been paid on its behalf) all Taxes due and payable by the Company, and (ii) any Tax deficiencies or assessments asserted in writing against the Company by any Governmental Authority have either been paid or settled, or (iii) such clause (i) or clause (ii) amounts have been reflected in accordance with SAP on the Company's balance sheet as of June 30, 2003;

          (c) no written claim has been made after December 31, 1997 by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

          (d) except with respect to GE consolidated Tax Returns (including the portion of such Tax Returns relating to the Company), no extension of the applicable statute of limitations for the period of assessment or collection of any Tax is in effect with respect to the Company or has been requested in writing by the Company;

          (e) no separate Tax Returns of the Company have been audited or examined by the appropriate federal, state, local or foreign Governmental Authority;


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

          (f) no written notice has been received of any actions, suits, investigations, audits, claims, administrative or court proceedings, or assessments ("Tax Claims") pending, proposed or threatened with respect to Taxes of the Company;

          (g) there are no Tax Rulings, requests for Tax Rulings, or Closing Agreements relating to the Company or Seller that could affect the Company's liability for Taxes or the Company's Tax attributes for any Tax period (or portion thereof) that ends after the Closing Date;

          (h) (i) from and after January 1, 1997 through December 31, 2000, the Company was a member of Seller's Consolidated Group, and the Company is not and has not been includible in any other consolidated Tax Return for any Tax period for which the statute of limitations has not expired; and (ii) except with respect to any liability arising under Treasury Regulation Section 1.1502-6 that directly results from the Company being a member of Seller's Consolidated Group, the Company will not have as of the Closing Date any liability for Taxes of any Person other than the Company (A) as a transferee or successor, (B) by contract (including any Tax Sharing Agreements) or (C) otherwise;

          (i) the Company has complied within the time and in the manner required by Law with all the applicable requirements of Code Sections 908(a), 941(a)(5), 952(a)(3), 995(b)(1)(F)(ii) and 999 relating to participation in or cooperation with an international boycott;

          (j) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust (other than any trust described in


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

N.Y. Insurance Department Regulation 114 (N.Y. Comp. Codes R. & Regs., tit. 11, sec. 126) or any similar trust) for any period for which the statute of limitations for any Tax has not expired;

          (k) the Company or any Person on behalf of the Company (i) has not agreed to and is not required to make any adjustments pursuant to Sections 481(a) or 807(f) of the Code (or any predecessor provision) or any similar provision of foreign, state or local Law by reason of a change in accounting method initiated by any such entity, (ii) has no knowledge that any Governmental Authority has proposed in writing any such adjustment or change in accounting method, and (iii) has not made any written application pending with any Governmental Authority requesting permission for any change in accounting method that relates to the business or operations of the Company;

          (l) there are no Tax liens upon any property or assets of the Companies except liens for current Taxes not yet due;

          (m) the Company has not (i) entered into a gain recognition agreement under Section 367 of the Code or (ii) engaged in an installment sale or Code
Section 355 transaction that may result, in each case, in the recognition of taxable income by the Company with respect to such agreement or transaction for any Tax period (or portion thereof) ending after the Closing Date;

          (n) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company;


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

          (o) except as required by applicable Law, since December 31, 2002, the Company has not: (i) made or changed any election concerning any Taxes, (ii) changed an annual accounting period or adopted or changed any accounting method,
(iii) filed any amended Tax Return, (iv) settled any Tax Claim or assessment or
(v) surrendered any right to claim a refund of any Taxes, in each case, to the extent such action would affect the Taxes of the Company following the Closing Date;

          (p) neither Seller nor the Company is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code;

          (q) the Company does not have an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code;

          (r) the Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder,
(ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder;

          (s) Seller has previously delivered with respect to the Company for the three (3) year period prior to the Closing Date (i) correct and complete copies of all federal and state income and franchise Tax Returns filed by the Company or Seller with respect to the Company


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

and (ii) correct and complete copies of all (A) reports, statements or other written information relating to any written Tax Claim received by the Company or Seller from any Governmental Authority and all written materials provided by the Company or Seller to any Governmental Authority in connection with such Tax Claim, and (B) statements of deficiencies assessed against or agreed to by the Company or Seller with respect to Taxes.

          (t) the Company satisfies the definition of a "life insurance company" for purposes of the Code and all reinsurance contracts entered into by the Company are insurance contracts for federal income Tax purposes;

          (u) the Company does not have an existing policyholder surplus account as defined in Code Section 815;

          (v) none of the Company's contracts are subject to or otherwise intended to qualify under Sections 72, 101, 130, 401, 403, 408, 457, 817, 817A,
7702 and 7702A of the Code; and

          (w) the insurance reserves of the Company set forth in the Tax Returns filed by or including the Company have been determined based on information received from ceding companies or estimates intended to result in substantial compliance with Section 807 and Section 846 of the Code, as applicable.

          Section 3. Representation of Acquiror. Acquiror represents and warrants to the Seller as of the date hereof (and on the Closing Date) that
Acquiror: (a) intends to cause the Company to continue in effect the existing reinsurance business of the Company as it relates to


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

the Company's in-force reinsurance contracts as of the Closing Date, and (b) has (and will have on the Closing Date) no plan or intention (i) to cause the Company to redeem the outstanding shares of the Capital Stock of the Company retained by Seller or otherwise take any action to cause Seller to own less than 5% of the Capital Stock of the Company following the Closing, or ii) to cause or permit the Company to sell or otherwise dispose of any substantial portion of its assets, except that (A) the Company may retrocede up to an aggregate 50% of the Company's existing business to an Affiliate of the Company on a proportional basis in transactions in which the Company receives arm's-length ceding commissions, (B) the Company may pay ordinary dividends (that is, dividends that, when paid by an insurance company subject to Missouri regulation, do not require notice of extraordinary dividends under Mo. Rev. Stat. Section 382.210 as in effect on the date hereof), and (C) the Company may sell or otherwise dispose of assets in the Company's ordinary course of business (determined without taking into account what may constitute the ordinary course of business for Acquiror or its other Affiliates).

          Section 4. Filing of Tax Returns.

          (a) Seller will file or cause to be filed (within the time and in the manner required by applicable Law) all Tax Returns of or on behalf of the Company for all Tax periods ending on or before December 31, 2003 (the "Pre-2004 Tax Periods" and "Pre-2004 Tax Returns"). Seller will pay or will cause to be paid (within the time and in the manner required by applicable Law) any Taxes shown as due on such Tax Returns or otherwise imposed with respect to any Pre-2004 Tax Period, except for (i) any such Taxes paid prior to Closing, (ii) the gross amount of any Closing Tax Liabilities, and (iii) Acquiror's 2003 Taxes (as defined below) and


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

any other Taxes for which Acquiror is required to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 6 ("Seller's Pre-2004 Taxes"). With respect to any Pre-2004 Tax Period that includes any Tax period ending after the Closing Date (a "2003 Straddle Period"), Acquiror shall be liable to Seller for any Taxes allocated to the portion of such 2003 Straddle Period beginning on the first day after the Closing Date and ending on December 31, 2003 as provided in Section 4(e) of this Agreement ("Acquiror's 2003 Taxes").

          (b) Promptly, but no later than 30 days after the Closing Date, Acquiror will provide (or cause to be provided) to Seller the authority required by Law to: (i) prepare and file such Pre-2004 Tax Returns, (ii) obtain any extension for the due date of such Pre-2004 Tax Returns, and (iii) pay any Taxes shown as due on the Pre-2004 Tax Returns. Not later than 90 days prior to the due date (including extensions) for any such Pre-2004 Tax Return, Acquiror will provide (or cause to be provided) to Seller any necessary information relating to the Company to prepare such Pre-2004 Tax Returns. Acquiror will prepare (or cause to be prepared) such information in a manner consistent with past practice, and Seller will prepare such Pre-2004 Tax Returns in a manner consistent with past practice; provided, however, that Seller shall not take any position, with respect to any such Tax Return filed after the date of this Agreement, for which there is no substantial authority within the meaning of
Section 6662 of the Code. At least thirty (30) days prior to the filing of any Pre-2004 Tax Return which includes any Acquiror's 2003 Taxes or which may reasonably be expected to result in a material Tax Detriment with respect to Acquiror or the Company following the Closing Date, Seller shall furnish to Acquiror for Acquiror's review and comment a copy of such completed Pre-2004 Tax Return (or, in the case of a Pre-2004 Tax Return that is filed on a consolidated, unified, or combined basis, a


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

pro-forma copy of the Company's Pre-2004 Tax Return prepared on a separate company basis), together with a statement setting forth the amount of Acquiror's 2003 Taxes properly taking into account any and all relevant estimated or other payments of any Tax related thereto by either such party (the "2003 Tax Return Statement"). Seller and Acquiror agree to consult and resolve in good faith any dispute arising as a result of the review of such Pre-2004 Tax Return and the 2003 Tax Return Statement. If the parties are unable to resolve a dispute concerning any such Pre-2004 Tax Return within ten (10) days following the delivery of such Tax Return, the parties shall use the dispute resolution process provided in Section 4(f) of this Agreement.

          (c) Except as described in Section 4(a), Acquiror or the Company will file or cause to be filed (within the time and in the manner required by applicable Law) all necessary Tax Returns with respect to the Company for all Tax periods (the "Post-2003 Tax Returns"). Acquiror will pay or cause to be paid (within the time and in the manner required by applicable Law) any Taxes shown as due on such Post-2003 Tax Returns; provided, however, with respect to any Post-2003 Tax Return that includes any Tax period beginning on or before the Closing Date (the "Post-2003 Straddle Period"), Seller shall be liable to Acquiror for any Taxes allocated to the portion of such Post-2003 Straddle Period beginning on the first day of such Tax period and ending on the Closing Date as provided in Section 4(e) of this Agreement ("Seller's Post-2003 Taxes"; all other Taxes related to any Post-2003 Tax Return are hereinafter referred to as "Acquiror's Post-2003 Taxes").

          (d) Acquiror will prepare (or cause to be prepared) all Post-2003 Tax Returns that include any Seller's Post-2003 Taxes in a manner consistent with past practice. At least


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

thirty (30) days prior to the filing of any Post-2003 Tax Return which includes any Seller's Post-2003 Taxes, Acquiror shall furnish to Seller for Seller's review and comment a copy of such completed Post-2003 Tax Return (or, in the case of a Post-2003 Tax Return that is filed on a consolidated, unified, or combined basis, a pro-forma copy of the Company's Post-2003 Tax Return prepared on a separate company basis), together with a statement setting forth the amount Seller is responsible for hereunder, properly taking into account any and all relevant estimated or other payments of any Tax related thereto by either such party (the "Post-2003 Tax Return Statement"). Seller and Acquiror agree to consult and resolve in good faith any dispute arising as a result of the review of any such Post-2003 Tax Return and the Post-2003 Tax Return Statement. In the event the parties are unable to resolve a dispute concerning any Post-2003 Tax Return within ten (10) days following the delivery of such Tax Return, the parties shall use the dispute resolution process provided in Section 4(f) of this Agreement.

          (e) For purposes of this Agreement, income, deductions, and other items in respect of any 2003 Straddle Period or Post-2003 Straddle Period (each a "Straddle Period") will be allocated between the pre-Closing portion of such Straddle Period and the post-Closing portion of such Straddle Period based on an actual closing of the books of the Company on the Closing Date; provided that
(i) if the Closing Date occurs on a date other than the last day of a calendar month, then income, deductions, and other items for such month (other than amounts attributable to transactions not in the ordinary course of business) will be prorated on a daily basis, and (ii) if the Closing Date occurs on a date other than the last day of a calendar year, then (A) any item of income, deduction or expense accrued for Tax purposes during the pre-Closing portion of a Straddle Period and actually paid or received prior to the end of such Straddle Period


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

or that would have been paid or received prior to the end of such Straddle Period in the ordinary course of business will be treated as if it had actually been paid or received on or before the Closing Date, and (B) any accounting adjustment ordinarily made at the end of the calendar year will be prorated on a daily basis throughout the applicable period. Any amounts attributable to transactions not in the ordinary course of business occurring on or prior to Closing will be allocated to the final pre-Closing Tax period of a Straddle Period, and any amounts attributable to transactions not in the ordinary course of business occurring after the Closing will be allocated to the post-Closing Tax period of such Straddle Period (other than any amounts or items attributable to any transaction specifically required by the Purchase Agreement or this Agreement to occur on or prior to the Closing Date, or any transaction that is carried out at the request of Seller (or any Affiliate thereof other than the Company), which amount or items will be allocated to the pre-Closing Tax period of such Straddle Period).

          (f) In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of any Pre-2004 Tax Return or Post-2003 Tax Return to the non-filing party, the parties shall jointly request the Independent Reviewer to resolve any issue in dispute as promptly as possible. Notwithstanding any provision of this Agreement to the contrary, the Independent Reviewer shall make a determination with respect to any disputed issue at least five (5) days prior to the due date (including extensions) for the filing of the Tax Return in question. If the Independent Reviewer fails to do so, then the filing party may file such Tax Return on the due date (including extensions) thereof without such determination having been made and without the non-filing party's consent. Notwithstanding the filing of such Tax Return, the Independent Reviewer shall make a determination with respect to any disputed issue, and the amount of Taxes for which the non-filing party is responsible hereunder shall be as determined by the Independent Reviewer. The decision of the Independent Reviewer will be binding on the parties, and the filing party will bear any penalties, interest and Losses resulting from the permanent reduction or elimination of any Tax attributes to the extent resulting from a difference between such decision and the Tax Return as filed. The fees and expenses of the Independent Reviewer shall be paid one-half by Acquiror and one-half by Seller.

          (g) Not later than 3 Business Days before the due date for the payment of Taxes with respect to any Tax Return that includes a Straddle Period, and notwithstanding any dispute as to any 2003 Tax Return Statement or Post-2003 Tax Return Statement (the "Tax Return Statements"), as the case may be, the non-filing party shall pay to the filing party an amount equal to the Taxes shown on such Tax Return Statement (as adjusted in accordance with any determination made by the Independent Reviewer prior to the date on which such payments are due) as being the responsibility of the non-filing party hereunder. If Seller or Acquiror disputes the amount shown on the Tax Return Statement and if the Independent Reviewer determines after the filing of any Tax Return relating to such disputed Tax Return Statement that the amount shown on the Tax Return Statement as being the responsibility of Seller or Acquiror, as the case may be, differs from the correct amount of Tax that is the responsibility of Seller or Acquiror, Acquiror shall pay to Seller, or Seller shall pay to Acquiror, the amount necessary to reflect the Independent Reviewer's determination.

          (h) Subject to the exceptions provided in the next sentence, Seller will have the exclusive right to file any amended Tax Returns with respect to the Tax liability of the

Company for any Tax period ending on or before December 31, 2003. Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of Acquiror (which shall not be unreasonably withheld), in no event shall Seller amend any Tax Returns in a way that would materially increase the Taxes of or cause a material Tax Detriment to the Company or Acquiror (or any Affiliate thereof other than the Company) for any Tax period (or portion thereof in the case of a Straddle Period) beginning after the Closing Date. Notwithstanding any other provision of this Agreement to the contrary and solely for purposes of this paragraph (h), "material(ly)" shall mean a Tax effect of $50,000 or more; for clarity, the meaning given to "material(ly)" in this paragraph (h) shall not have any effect in construing any other provision of this Agreement or the Transaction Agreements.

          (i) Notwithstanding any other provision of this Agreement to the contrary, Acquiror and Company shall (to the extent allowed by Law) have the right to carry back any losses, Tax credits or any other Tax attributes of the Company or Acquiror (or any Affiliate thereof other than the Company) to Tax periods that ended on or before the Closing Date and any Tax refunds or any other Tax-related benefits resulting from or generated by such carryback shall be solely for Acquiror's account; provided that (1) except for any carryback arising out of a Tax adjustment corresponding or relating to a Loss indemnified by Acquiror, no such carryback will be permitted to any Tax period for which the Company was included in a GE consolidated Tax Return and (2) any such refund or benefit shall be paid back to Seller if it is subsequently determined that it was not valid and attributable to such carryback.


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

          Section 5. Indemnification by Seller.

          (a) Seller will indemnify and hold harmless Acquiror Indemnified Parties from and against, and reimburse each such Person for, any Losses (including any resulting Tax Detriments that have resulted in Losses) with respect to the following items: (i) Seller's Pre-2004 Taxes; (ii) Seller's Post-2003 Taxes; (iii) any Taxes imposed by any Governmental Authority on any other corporation with which the Company filed a Tax Return on a combined, consolidated, or unitary basis for any Tax period (or portion thereof) ending on or before the Closing Date (including any such income Taxes for which the Company would be severally liable pursuant to the provisions of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law); (iv) any Taxes incurred by any Acquiror Indemnified Party resulting from, arising out of or based upon the inaccuracy or breach of any representations or warranties made by Seller in this Agreement, to the extent such representations and warranties survive the Closing (including any provision of the Purchase Agreement included by reference in this Agreement pursuant to Section 19 of this Agreement); (v) any Taxes incurred by any Acquiror Indemnified Party resulting from, arising out of or based upon any breach of any of Seller's covenants or agreements contained in this Agreement (including any provision of the Purchase Agreement included by reference in this Agreement pursuant to Section 19 of this Agreement); (vi) any Taxes incurred by the Company as a transferee, successor or by contract but only to the extent such Taxes relate to a transaction entered into by the Company, or a contract entered into by the Company, in each case, on or before the Closing Date; (vii) any Taxes incurred by the Acquiror as a transferee but only to the extent such Taxes result from a finding of fraudulent conveyance relating to the transactions contemplated by the Purchase Agreement; and (viii) any Transfer Taxes allocated to Seller under Section 15 of this Agreement.


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

          (b) Acquiror will notify Seller within 30 days after receipt of any communication to or by Acquiror, the Company, or any of their Affiliates from or with any Governmental Authority concerning Taxes for which indemnification may be claimed from Seller pursuant to the provisions of this Section 5. In addition, Acquiror will notify Seller at least 15 days prior to the date on which any one of Acquiror, the Company, or their Affiliates intends to make a payment of any Taxes for which indemnification may be claimed from Seller pursuant to the provisions of this Section 5. Seller will notify Acquiror within 30 days after receipt of any communication to or by Seller or any Affiliate of Seller from or with any Governmental Authority concerning Taxes owed by the Company or any Taxes for which indemnification may be claimed from Acquiror pursuant to the provisions of Section 6. In addition, Seller will notify Acquiror at least 15 days prior to the date on which Seller or any Affiliate of Seller intends to make a payment of any Taxes for which indemnification may be claimed from Acquiror pursuant to the provisions of Section 6. The failure by a party to notify another pursuant to this Section 5(b) will not constitute a waiver of any claim to indemnification under this Agreement unless the Tax Indemnifying Party is materially prejudiced by such failure, and in such event only to the extent that the Tax Indemnifying Party is prejudiced by such failure.

          (c) Notwithstanding anything in this Agreement to the contrary, Seller will not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses described in Section 5(a) of this Agreement (i) with respect to any individual claim unless such claim for a Loss involves a Loss in excess of $10,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount referred to in subparagraph (ii) of this Section 5(c)), and
(ii) until the aggregate amount of Acquiror Indemnified Parties' Losses described in Section 5(a) (after giving effect to subparagraph (i) of this Section 5(c)) exceeds the aggregate amount of the Closing Tax Liabilities plus $50,000, after which Seller will be obligated for all Losses described in
Section 5(a) in excess of such sum of the aggregate amount of the Closing Tax Liabilities plus $50,000; but only if such Losses constitute Losses for which Seller is required to indemnify the Acquiror Indemnified Parties after giving effect to subparagraph (i) of this Section 5(c).

          Section 6. Indemnification by Acquiror.

          (a) Acquiror will indemnify and hold harmless the Seller Indemnified Parties from and against, and reimburse each such Person for, any Losses with respect to the following items: (i) Acquiror's Post-2003 Taxes; (ii) Acquiror's 2003 Taxes, if any, including any Taxes imposed in respect of any transactions not in the ordinary course of business occurring after the Closing (other than any transaction specifically required by the Purchase Agreement or this Agreement to occur on or prior to the Closing Date, or any transaction that is carried out at the request of Seller (or any affiliate thereof other than the Company)); (iii) Losses resulting from, arising out of or based upon: (A) the inaccuracy or breach of any representation or warranty made by Acquiror in this Agreement (including any representations or warranties made pursuant to Section 3 or in any provision of the Purchase Agreement included by reference in this Agreement pursuant to Section 19), or (B) any breach or failure by Acquiror or any of its Affiliates to perform any of its covenants or agreements under this Agreement (including any covenant or agreements made pursuant to Section 7 or Section 13 or in any provision of the

Purchase Agreement included by reference in this Agreement pursuant to Section
19); and (iv) any Transfer Taxes allocated to Acquiror under Section 15 of this Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, Acquiror will not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses described in Section 6(a) of this Agreement (i) with respect to any individual claim unless such claim for a Loss involves a Loss in excess of $10,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount referred to in subparagraph (ii) of this
Section 6(b)), and (ii) until the aggregate amount of Seller Indemnified Parties' Losses described in Section 6(a) (after giving effect to subparagraph
(i) of this Section 6(b)) exceeds $50,000, after which Acquiror will be obligated for all Losses described in Section 6(a) in excess of $50,000; but only if such Losses constitute Losses for which Acquiror is required to indemnify the Seller Indemnified Parties after giving effect to subparagraph (i) of this Section 6(b).

          Section 7. Elections. Neither Acquiror nor any Affiliate of Acquiror will cause or permit any election to be made under Section 338 of the Code, or any other similar provision of Law, in respect of any of the transactions contemplated by the Purchase Agreement unless Acquiror obtains the express prior written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller.

          Section 8. Tax Claims and Control.

          (a) With respect to any Losses for which a Tax Indemnifying Party is or may be liable pursuant to Section 5 or 6, such Tax Indemnifying Party shall have the right to participate in any Tax Claim through counsel chosen by such Tax Indemnifying Party (at the expense of such Tax Indemnifying Party) by providing written notice to the Tax Indemnitee within ten (10) Business Days of the receipt of the notice required under Section 5(b) of this Agreement.

          (b) A Tax Indemnifying Party will have the exclusive right to control any Tax Claim (i) for which such Tax Indemnifying Party is solely liable under this Agreement, (ii) that does not result in the creation of a material Tax Detriment with respect to the Tax Indemnitee that is not indemnified by a Tax Indemnifying Party, and (iii) with respect to which such Tax Indemnifying Party has acknowledged in writing its liability.

          (c) In the event of a Tax Claim that involves issues (i) relating to a potential adjustment for which a Tax Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which any Tax Indemnitee would be liable and not indemnified by a Tax Indemnifying Party, (A) the Tax Indemnifying Party shall have the right at its expense to control the Tax Claim but only with respect to the former issues and (B) the Tax Indemnitee shall have the right at its expense to control the Tax Claim but only with respect to the latter issues.

          (d) With respect to a Tax Claim involving an issue for which both (i) Seller or its Affiliates or (ii) Acquiror or any Acquiror Affiliate could be liable (and not indemnified by a Tax Indemnifying Party) or otherwise bear the burden of any Tax liability or Tax Detriment relating to such issue, each party may participate in the Tax Claim, and the Tax Claim may be controlled by that party which would bear the burden of the greater portion of the sum of the Tax effects of the adjustment and the present value of the Tax effects of any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under Section 8(c) of this agreement by Seller or Acquiror.

          (e) So long as a Tax Indemnifying Party, at such Person's cost and expense, (i) has chosen to participate in the defense of, and assumed full responsibility for, all indemnified Losses by the Tax Indemnitee with respect to the Tax Claim, (ii) is reasonably contesting such Tax Claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Tax Indemnitee for payment of such Tax Claim, a Tax Indemnitee shall not pay or settle any such Tax Claim. Notwithstanding compliance by a Tax Indemnifying Party with the preceding sentence, a Tax Indemnitee shall have the right to pay or settle any such Tax Claim, but in such event it shall waive any right to indemnity by a Tax Indemnifying Party for such Tax Claim. If within thirty (30) days after the receipt of a Tax Indemnitee's notice of a Tax Claim of indemnity hereunder, a Tax Indemnifying Party does not notify the Tax Indemnitee that it elects (at a Tax Indemnifying Party's cost and expense) to participate in the defense thereof and assume full responsibility for all indemnified Losses with respect thereto, or gives such notice and thereafter fails to participate in the contest of such Tax Claim in good faith or to prevent action to foreclose a lien against or attachment of a Tax Indemnitee's property as contemplated above, the Tax Indemnitee shall have the right to contest, settle, or compromise such Tax Claim and the Tax Indemnitee shall not thereby waive any right to indemnity for such Tax Claim under this Agreement.

          (f) In the case of any Tax Claim, the party that is controlling a Tax Claim pursuant to this Section 8 (the "Controlling Party") shall:

          (1) in the case of any material correspondence or filing submitted to a Governmental Authority that relates to the merits of such Tax Claim: (A) provide the other party (the "Non-Controlling Party") reasonably in advance of submission, but subject to applicable time constraints imposed by such Governmental Authority, with a draft copy of the portion of such correspondence or filing that relates to such Tax Claim; (B) incorporate, subject to applicable time constraints imposed by such Governmental Authority, the Non-Controlling Party's reasonable comments and changes on such draft copy of such correspondence or filing; and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such Tax Claim; and

          (2) provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend (but not participate in) any meetings with a Governmental Authority (including meetings with examiners) or hearings or proceedings before any Governmental Authority to the extent they relate to such Tax Claim.

          (g) The failure of Tax Indemnitee to promptly notify the Tax Indemnifying Party of any matter relating to a particular Tax for a Tax period or to take any action specified in this Section 8 shall not relieve the Tax Indemnifying Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax unless the Tax Indemnifying Party is materially prejudiced by such failure, and in such event only to the extent that the Tax Indemnifying Party is prejudiced by such failure, and in no event shall such failure relieve the Tax Indemnifying Party of any other liability and/or obligation which it may have to a Tax Indemnitee.

          Section 9. Refunds.

          (a) Seller will be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of the Company in respect of Seller's Pre-2004 Taxes or Seller's Post-2003 Taxes, and, if received or realized by Acquiror, the Company, or any of their Affiliates, such refunds (including interest) shall be paid over promptly to Seller; provided, however, that Acquiror shall be entitled to (i) all such refunds to the extent such refunds are reflected as assets on the Final Balance Sheet (or otherwise taken into account in determining any amount shown on the Final Balance Sheet) and (ii) subject to the limitations set forth in Section 4(i), any Tax refund (or equivalent benefit to the Company through a reduction in Tax liability) for a Tax period (or portion thereof) ending on or before the Closing Date resulting from the carryback of a loss, Tax credit or other Tax attribute of the Company from a Tax period

(or portion thereof) ending after the Closing Date, and any refund described in clause (i) or clause (ii) (including interest paid therewith), if received or realized by Seller, shall be paid over promptly to Acquiror. Nothing in this
Section 9(a) will preclude the Company from making any election under Section 172(b) of the Code or any comparable provision of Law for any Tax period beginning on or after the Closing Date.

          (b) Except as provided in Section 9(a), Acquiror will be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of the Company.

          Section 10. INTENTIONALLY OMITTED

          Section 11. Tax Sharing Agreements and Powers of Attorney. On or before the Closing Date, Seller and its Affiliates shall ensure that, as of the Closing Date, no Tax Sharing Agreement or power of attorney with respect to the Company is in force or effect with respect to Taxes and that there shall be no liability of the Company or Acquiror after the Closing Date under any such Tax Sharing Agreement, except to the extent that any such item is reflected on the Final Balance Sheet.

          Section 12. Interest. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate.

          Section 13. Prohibited Actions.

          (a) Acquiror shall not cause or permit the Company, prior to January 31, 2004, (i) to Transfer or otherwise cease to own (or to enter into any agreement to Transfer or otherwise cease to own) the 50,000 shares of Class B Preferred Stock of GE Investments, Inc. (the "GEI Preferred Stock") owned by the Company on the date hereof or (ii) to declare or pay any dividend or other distribution. No such Transfer or cessation of ownership or declaration or payment of any dividend or other distribution shall be made effective prior to January 31, 2004. This Section 13(a) does not prohibit (x) sale of the GEI Preferred Stock after January 31, 2004 if there has been no agreement prior to January 31, 2004 to sell or otherwise cease to own such stock and such sale is not made effective prior to January 31, 2004, or (y) declaration or payment of dividends or other distributions after January 31, 2004 if there have been no declarations of dividends or other distributions prior to January 31, 2004 and neither the declaration nor the payment is made effective prior to January 31, 2004.

          (b) Neither Seller nor Acquiror shall cause or permit its personnel or its Affiliates to take any action that would trigger gain recognition under the gain recognition agreements under Section 367 of the Code described on Schedule 2(m) to this Agreement. Acquiror shall cause the Company to comply with the annual certification requirements arising from such gain recognition agreements.

          Section 14. Tax Cooperation.

          (a) Seller and Acquiror will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Shares or the Company (including in each case access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making or implementing of any election related to Taxes, the preparation for or response to any Tax Claim by a Governmental Authority, and the prosecution or defense of any Tax Claim. Seller and Acquiror will cooperate with each other in the conduct of any Tax Claim and all other Tax matters relating to the Company and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement provided, however, that such cooperation shall not unreasonably interfere with the business or operations of Seller, Acquiror, the Company or any of their Affiliates. Subject to Sections 5 and 6 of this Agreement, the party requesting cooperation under this Section 14 will reimburse the other party for any actual expenses incurred in furnishing such cooperation.

          (b) Unless there has previously been (i) a Final Determination to the contrary or (ii) an opinion issued by mutually agreed counsel to the effect that the specific deduction, claim, or credit taken in a pre-Closing Tax period, or any other pre-Closing Tax period position described below, is not supported by substantial authority within the meaning of Section 6662 of the Code, none of Acquiror, Seller, or their respective Affiliates will (A) claim as a Tax credit or deduction for any Tax period (including the post-Closing portion of any Straddle Period) ending after the Closing Date any specific Tax credit taken or item deducted by the Company in any Tax period (including the pre-Closing portion of any Straddle Period) ending on or before the Closing Date or (B) claim a specific item of income is properly includible in any Tax period (including the pre-Closing portion of any Straddle Period) ending on or before the Closing Date in a manner inconsistent with any position taken by the Company with respect to the timing of such item of income.

          (c) Seller and Acquiror will report to the other any communication from or with any Governmental Authority that relates in any way to the characterization of the Purchase or any related transaction. Notwithstanding any such communication, Seller and Acquiror covenant and agree to (and to cause any Affiliate to) continue to comply with Section 14(b).

          Section 15. Transfer and Similar Taxes.

          (a) All stock transfer, real estate transfer, documentary, stamp, registration, filing, sales, use, recording, ad valorem, and other similar Taxes ("Transfer Taxes") arising out of, or directly attributable to, the transfer of the Transferred Shares at or prior to Closing and incurred by any of the parties thereto will be borne and paid equally by Seller and Acquiror. Seller and Acquiror will use reasonable best efforts to secure any available exemptions from any such Taxes and to cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

          (b) Except as provided in Section 15(a), (i) if any Transfer Tax (A) is imposed on the Company in connection with any transaction that occurs prior to Closing, is specifically required by the Purchase Agreement or this Agreement to occur on or prior to the Closing Date, or is carried out at the request of Seller (or any Affiliate thereof other than the Company), (B) is not paid prior to Closing, and (C) is not a Closing Tax Liability, then such Transfer Tax will be borne and paid by Seller, and (ii) if any Transfer Tax is imposed on a party other than the Company, then such Transfer Tax will be borne and paid by the Person incurring such Transfer Tax under the provisions of the relevant Law imposing such Transfer Tax.

          Section 16. Tax Indemnity Payments. All amounts payable or to be paid to Acquiror Indemnified Parties or the Seller Indemnified Parties under Sections 5 and 6 of this Agreement ("Tax Indemnity Payments") will be paid in immediately available funds within thirty (30) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment which reasonably demonstrates to the party receiving such request that the party providing such request is entitled to such payment under the terms of this Agreement and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive the Tax Indemnity Payment. All such Tax Indemnity Payments will be made to the accounts and in the manner specified in such written notice. Any claim for indemnification under
Section 5 in respect of any Losses suffered by the Company will be made only by, and any corresponding Tax Indemnity Payment will be paid only to, Acquiror. In no event will such claim be made by, or such Tax Indemnity Payment be paid to, the Company. The parties agree that all Tax Indemnity Payments and any indemnity payments made pursuant to the Purchase Agreement shall be treated as adjustments to the Purchase Price to the extent allowed by Law.

          Section 17. Survival. Notwithstanding any provision in the Transaction Agreements to the contrary, the covenants, agreements, representations and warranties of the parties contained in this Agreement will survive the Closing until 60 days following the expiration of any relevant statute of limitations period on assessment.

          Section 18. Assignment. This Agreement may be assigned only in the same manner as provided in Section 11.07 of the Purchase Agreement.

          Section 19. Additional Provisions. Provisions of the Purchase Agreement that apply to this Agreement (and are hereby incorporated by reference notwithstanding anything in Section 7.01 of the Purchase Agreement to the contrary) include only Sections 5.02 (Access to Information), 5.03 (Maintenance, Transfer and Preservation of Books and Records), 5.04 (Confidentiality), 5.18 (Further Action), 5.20 (Joint and Several Obligations), 9.01 (Termination), 9.02 (Notice of Termination), 9.03 (Effect of Termination), 10.05 (Additional Indemnification Provisions), 10.06 (Mitigation), 11.03 (Notices), 11.04 (Public Announcements), 11.05 (Severability), 11.06 (Entire Agreement), 11.07 (Assignment), 11.08 (No Third-Party Beneficiaries), 11.09 (Amendment), 11.11 (Dispute Resolution), 11.12 (Governing Law; Submission to Jurisdiction; Waivers), 11.13 (Rules of Construction), and 11.14 (Counterparts).

          Section 20. After-Tax Basis.

          (a) The specific rules set forth in paragraphs (b), (c), (d) and (e) below illustrate (without limiting) the application of Section 10.05 of the Purchase Agreement and Section 19 of this Agreement.

          (b) If (i) any deduction or loss claimed on any Tax Return filed by the Company for a pre-Closing Tax period (including the pre-Closing portion of any Straddle Period) is disallowed, (ii) any Acquiror Indemnified Party incurs a Loss indemnified by Seller as the result of such disallowance, and (iii) there is a corresponding deduction or loss allowable on a Tax Return filed by the Company for a Tax period (including the post-Closing portion of any Straddle Period) ending after the Closing Date, then Acquiror will pay to Seller an amount equal to 35% of such deduction or loss (or any portion of such deduction or loss) following the Tax period in which such deduction or loss (or such portion thereof) is allowable to reduce the Tax liability of Acquiror, the Company or any of their Affiliates taking into account all of the respective Tax attributes of Acquiror, the Company, and their Affiliates and assuming that the deduction or loss is used only after all such Tax attributes. If any such corresponding deduction or loss (or such portion thereof) is allowable on an original Tax Return filed after the date hereof, then any payment of the amount due to Seller under this paragraph (b) will be due within 15 days after such Tax Return is filed, but shall be repaid to Acquiror (with interest at the interest rate applicable to underpayments of Tax) if there is subsequently a Final Determination that such deduction or loss (or such portion thereof) was not valid. If such corresponding deduction or loss (or such portion thereof) is allowable on any other Tax Return (including any amended Tax Return), then the payment due to Seller under this paragraph (b) will be due within 15 days after there are Final Determinations that such corresponding deduction or loss (or such portion thereof), and any refunds due to such deduction or loss (or such portion thereof) or any carryback of such corresponding deduction or loss (or such portion thereof), are allowable.

          (c) If (i) any Seller Indemnified Party incurs a Loss indemnified under this Agreement by Acquiror, (ii) there is a corresponding deduction or loss allowable on a Tax Return filed by the Company for a Tax period (including the pre-Closing portion of any Straddle Period) ending on or before the Closing Date, and (iii) such deduction or loss (or any portion of such deduction or loss) is allowable to reduce the Tax liability of Seller, the Company or any of their respective Affiliates in such Tax period, or due to any carryback arising as a consequence of such deduction or loss or such portion thereof in any prior Tax period (including any prior Tax period for which the Company was included in a GE consolidated Tax Return), taking into account in each case all of the respective Tax attributes of Seller, the Company and their Affiliates and assuming that the deduction or loss (or such portion thereof) is used only after all such Tax attributes, then Seller will pay Acquiror 35% of such deduction or loss (or such portion thereof). If any such corresponding deduction or loss (or such portion thereof) is allowable on an original Tax Return filed after the date hereof, then any payment of the amount due to Acquiror under this paragraph (c) will be due within 15 days after such Tax Return is filed, but shall be repaid to Seller (with interest at the interest rate applicable to underpayments of Tax) if there is subsequently a Final Determination that such deduction or loss (or such portion thereof) was not valid. If such corresponding deduction or loss (or such portion thereof) is allowable on any other Tax Return (including any amended Tax Return), then the payment due to Acquiror under this paragraph (c) will be due within 15 days after there are Final Determinations that such corresponding deduction or loss (or such portion thereof), and any refunds due to such deduction or loss (or such portion thereof) or any carryback of such corresponding deduction or loss (or such portion thereof), are allowable.

          (d) If Seller has made a Tax Indemnity Payment to Acquiror and, notwithstanding the final sentence of Section 16 of this Agreement, a Final Determination has required Acquiror to treat such Tax Indemnity Payment as taxable income resulting in additional Tax payable by Acquiror, Seller shall make an additional Tax Indemnity Payment to Acquiror under the gross-up rule of
Section 10.05 of the Purchase Agreement.

          (e) If Acquiror has made a Tax Indemnity Payment to Seller (including a Tax Indemnity Payment in respect of any Loss to which paragraph (c) of this
Section 20 applies) and, pursuant to the final sentence of Section 16 of this Agreement, Seller treats such Tax Indemnity Payment as taxable income resulting in additional Tax payable by Seller, Acquiror shall make an additional Tax Indemnity Payment to Seller under the gross-up rule of Section 10.05 of the Purchase Agreement.

          Section 21. Exclusive Remedies. Except with respect to intentional fraud, Seller and Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Sections 5 and 6 hereof shall be the sole and exclusive post-Closing remedies of Seller and Acquiror, respectively, for any breach of the representations and warranties in this Agreement and for any breach of any covenants or agreements that, by their terms, were to have been performed or complied with prior to Closing.

          IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.


                                   EMPLOYERS REINSURANCE CORPORATION


                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   SCOTTISH HOLDINGS, INC.


                                   By:
                                      -----------------------------------------
                                       Name:
                                       Title:


                                   SCOTTISH  RE GROUP LIMITED


                                   By:
                                      -----------------------------------------
                                       Name:
                                       Title:

                                  Schedule 2(a)

Certain voluntary adjustments have been or will be submitted to the Internal Revenue Service for tax years 1997 through 2000 (years in which the Company was included in the consolidated tax return of General Electric Company) in connection with the Subpart F and related foreign operations resulting from the Company's ownership of controlled foreign corporations.

An amended return for the 2001 tax year is anticipated to be filed for the Company prior to closing. Such amended return is not expected to change the Company's 2001 tax liability after credits, as the tax amount before foreign tax credits will increase with an offsetting increase to foreign tax credits.

An amended return for the 2002 tax year is anticipated to be filed for the Company prior to closing in order to include the annual certifications under three gain recognition agreements (see Schedule 2(g)) relating to transfers made by the Company in 2000. Such amended return is not expected to change the Company's 2002 tax liability after credits.

                                  Schedule 2(b)

The Company qualified as a life insurance company for federal income tax purposes for the 2001 tax year. As such, the Company filed a separate Form 1120L U.S. Life Insurance Company Income Tax Return for 2001 and was no longer eligible to be included as a member in the GE consolidated tax return. However, the Company made its 2001 estimated tax payments on a consolidated basis with GE as parent. Estimated payments made for the 2001 tax year that were paid by GE, as parent of the GE affiliated group, attributable to the Company, were allocated to ERC Life in the 2001 consolidated tax return as filed by GE for that year pursuant to Treasury Regulation ss.1.1502-5. The IRS initially assessed the Company a penalty for late payment of estimated tax in the amount of $132,083.05 under Internal Revenue Code Section 6665 for the period April 15, 2001 to June 15, 2001, on the basis that it did not credit the Company with the appropriate portion of the 2001 consolidated estimated tax payments apportioned to the Company by GE on the consolidated 2001 GE tax return. Accordingly, the IRS reduced the amount of credits against tax that ERC Life otherwise would have in a written notice dated February, 2003. In oral conversations and via written notice dated September 15, 2003 from the IRS showing no balance due, the IRS appears to have eliminated the penalty and fully reinstated any credits the Company has against future taxes. The Company is in the process of verifying that conclusion with the IRS and believes the misapplication of estimated tax payments for 2001 has been fully resolved.

                               Schedule 2(e)/2(f)

An examination of the Company's federal excise taxes under Internal Revenue Code
Section 4371 for the years 1999 through 2002 is scheduled to commence in October, 2003. This results from a claim for refund of federal excise taxes in the amount of $250,174 relating to 1999 through 2002 filed January 27, 2003. (See Schedule 2(o)).

The New York Department of Taxation and Finance has conducted a desk examination of the Company's 1998 New York tax return. As a result of this examination, the Company paid an additional $4,845 in tax, along with $967 in interest, on July 23, 2002.

The Illinois Department of Revenue conducted an examination of the unitary income and replacement tax returns for the years 1996 through 2000, which return included the Company. There was no adjustment to the tax liability attributable to the Company's inclusion in the Illinois unitary returns for those years as a result of the examination.

As a result of an examination completed in 2001 by the New Hampshire Department of Revenue Administration, the Company, as a member of the GE consolidated tax return affiliated group for the years 1997-2000, was required to be included in combined group New Hampshire tax return filing for 1997-2000. The Company had previously filed a separate New Hampshire tax return for those years. There was no adjustment of tax due attributable to the Company as a result of the New Hampshire Department of Revenue Administration examination.

                                  Schedule 2(g)

Under Treasury Regulation ss.1.367(a)-8, the Company, as Transferor, is party to a gain recognition agreement for the following transfers of stock of controlled foreign corporations, all of which occurred in 2000. In such agreements, the Company agreed that, if prior to the close of 2005, the fifth taxable year following 2000, the taxable year of the initial transfer, the respective transferee disposes of the transferred assets in any manner not in the ordinary course of business, or is deemed to have disposed of the transferred property, it will include an amount on its tax return for the year of the triggering event equal to the gain realized but not recognized upon the initial transfer.

The stock of the controlled foreign corporations, which constituted the property transferred in connection with the gain recognition agreements, as well as the stock of the transferees, are currently owned by affiliates of the Seller.


Property Transferred                                Transferee
--------------------                                ----------

100% of the outstanding shares of                   GE Frankona Reinsurance Ltd
Eagle Star Reinsurance Company Ltd

100% of the outstanding shares of                   GE Frankona Reinsurance Ltd.
ERC Frankona Reinsurance (II) Ltd.

99% of the outstanding shares of                    GE Frankona Beteiligungs-
ERC Frankona Ruckversicherungs-Aktien-              Ruckversicherungs
Gesellschaft                                        Aktiengesellschaft

                                  Schedule 2(m)

See Schedule 2(g) and attached copies of gain recognition agreements under Treasury Regulation ss.1.367(a)-8 wherein Company is the Transferor.


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                                  Schedule 2(o)

A claim for refund of the Company's federal excise taxes under Internal Revenue Code Section 4371 for the years 1999 through 2002 in the amount of $250,174 was filed January 27, 2003. See Schedule 2(e).

An amended return for the 2001 tax year is anticipated to be filed for the Company prior to closing. Such amended return is not expected to change the Company's 2001 tax liability after credits, as the tax amount before foreign tax credits will increase with an offsetting increase to foreign tax credits.

An amended return for the 2002 tax year is anticipated to be filed for the Company prior to closing in order to include the annual certifications under 3 gain recognition agreements relating to transfers made by the Company in 2002. Such amended return is not expected to change the Company's 2002 tax liability after credits.